UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 6, 2020

The Providence Service Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1275 Peachtree Street, Sixth Floor Atlanta, Georgia		30309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (404) 888-5800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	PRSC	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Equity Purchase Agreement

On May 6, 2020, LogistiCare Solutions, LLC, a Delaware limited liability company (“LogistiCare”) and wholly-owned subsidiary of The Providence Service Corporation, a Delaware corporation (the “Company”), entered into an Equity Purchase Agreement (the “Purchase Agreement”) with Specialty Benefits, LLC, a Delaware limited liability company (the “Seller”), and National MedTrans, LLC, a New York limited liability company (“NMT”). Pursuant to the terms of the Purchase Agreement, LogistiCare acquired from Seller all of the outstanding capital stock of NMT. The purchase price paid by LogistiCare to Seller was approximately $80 million in cash.

The Purchase Agreement contains various representations, warranties and covenants made by the parties. The Purchase Agreement provides for post-closing indemnification with respect to breaches of representations, warranties and covenants by the parties, as well as indemnification with respect to certain other matters specified in the Purchase Agreement.

The representations, warranties, and covenants contained in the Purchase Agreement were made solely for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations and contractual risk allocation mechanisms agreed upon by the parties, and may be subject to standards of materiality that differ from those applicable to the Company, and thus should not be relied upon as necessarily reflecting the actual state of facts or conditions.

Amendment to Credit Agreement

On May 6, 2020, the Company and certain of its subsidiaries entered into the Seventh Amendment to the Amended and Restated Credit and Guaranty Agreement (the “Amendment”), amending that certain Amended and Restated Credit and Guaranty Agreement dated as of August 2, 2013 (as amended to date, the “Credit Agreement”), by and among the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent.  Among other changes, the Amendment (a) increased the aggregate maximum principal amount of the revolving facilities from $200 million to $225 million, which consists of (i) an increase in the aggregate maximum principal amount of the revolving A facility from $137.5 million to $154.5 million, and (ii) an increase in the aggregate maximum principal amount of the revolving B facility from $62.5 million to $70.5 million, (b) included the continued option to increase the revolving facilities in an amount not to exceed an aggregate amount of $75 million, (c) increased the letter of credit subfacility from $25 million to $40 million, (d) changed the margin range to 2.25% to 3.00% for LIBOR based loans (subject to a floor of 1.00%) based on the Consolidated Net Leverage Ratio and (f) extended the maturity date of the Credit Agreement to August 1, 2021.

The foregoing description of the Amendment does not purport to be a complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached as Exhibit 10.1 hereto and incorporated by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 6, 2020, LogistiCare completed the acquisition of NMT from Seller pursuant to the terms of the Purchase Agreement concurrently with the execution and delivery of the Purchase Agreement. The other information under Item 1.01 above is incorporated by reference hereunder.

Item 7.01	Regulation FD.

On May 7, 2020, the Company issued a press release announcing the acquisition of NMT. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Seventh Amendment to the Amended and Restated Credit and Guaranty Agreement dated as of May 6, 2020.
99.1	Press Release, dated May 7, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION
Date: May 7, 2020	By:	/s/ Kathryn Stalmack
	Name:	Kathryn Stalmack
	Title:	Senior Vice President, General Counsel